Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of June 30, 2011 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 and the six months ended June 30, 2011 are based on the separate historical consolidated financial statements of Tutor Perini Corporation (the “Company”) and Lunda Construction Company (“Lunda”). These unaudited pro forma condensed combined financial statements reflect the acquisition and related events using the acquisition method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of June 30, 2011 reflects the acquisition and related events as if they had been consummated on June 30, 2011. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 and the six months ended June 30, 2011 reflect the acquisition and related events as if they had been consummated on January 1, 2010, the beginning of the Company’s 2010 fiscal year.

The pro forma adjustments are based upon available information and assumptions that the managements of the Company and Lunda believe reasonably reflect the acquisition. We present the unaudited pro forma condensed combined financial statements for informational purposes only. The pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. This information should be read in conjunction with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the separate historical unaudited financial statements of the Company as of and for the six months ended June 30, 2011 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, which are incorporated by reference herein;

•
the separate historical audited financial statements of the Company as of and for the fiscal year ended December 31, 2010 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which are incorporated by reference herein;

•	the separate historical unaudited financial statements of Lunda as of and for the six months ended June 30, 2011, which are included in the exhibits to this form 8-K/A; and

•	the separate historical audited financial statements of Lunda as of and for the fiscal year ended December 31, 2010, which are included in the exhibits to this form 8-K/A.

We prepared the unaudited pro forma condensed combined financial statements using the acquisition method of accounting, with the Company as the acquirer. Accordingly, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, is allocated to the net tangible and identifiable intangible assets of Lunda acquired in connection with the acquisition, based on their respective fair values.  The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation, which will be determined within a year of the closing of the acquisition, and its effect on results of operations may differ significantly from the pro forma amounts included in the unaudited pro forma condensed combined financial statements. These amounts represent  managements’ best estimate as of the date of this Form 8-K/A. In order to provide a definitive accounting of the purchase price allocation as of the date of the closing of the acquisition, the Company has retained valuation specialists to help establish the fair value of the net tangible and intangible assets of  Lunda as of the closing date. These valuations will primarily include valuations of the fair value of fixed assets, intangible assets such as trade name, existing customer relationships, and existing construction contract backlog. In addition, the Company will review and adjust the effective tax rate as required, and adjust estimated transaction costs to actual. Accounting Standards Codification 805 – “Business Combinations” – allows the acquiring company one year to complete the final analysis and accounting for the purchase price allocation related to a business combination.

In connection with the plan to integrate the operations of the Company and Lunda, we anticipate that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance and other costs associated with exit or disposal activities, will be incurred. We are not able to determine the timing, nature and amount of these charges as of the date of this Form 8-K/A. However, these charges could affect the combined results of operations of the Company and Lunda, as well as those of the combined company following the acquisition, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2011 (in thousands)

	Tutor Perini Corporation (historical)	Lunda (historical)	Pro Forma Adjustments	Note 2	Pro Forma Combined
ASSETS
Cash and Cash Equivalents	$420,978	$13,432	$(149,935)	(a)	$284,475
Restricted Cash	32,443	-	-		32,443
Accounts Receivable	1,021,270	44,763	2,710	(e)	1,068,743
Costs and Estimated Earnings in Excess of Billings	215,117	8,031	-		223,148
Deferred Income Taxes	11,440	-	-		11,440
Other Current Assets	52,860	8,631	-		61,491
Total Current Assets	1,754,108	74,857	(147,225)		1,681,740

Advances to and Equity in Joint Ventures	-	2,710	(2,710)	(e)	-
Long-term Investments	88,129	-	-		88,129
Property and Equipment, net	424,869	22,432	8,304	(f)	455,605
Other Assets:
Goodwill	691,077	-	117,216	(b)	808,293
Intangible Assets, net	160,206	-	26,600	(b)	186,806
Other	20,968	-	-		20,968
	$3,139,357	$99,999	$2,185		$3,241,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Maturities of Long-term Debt	$32,413	$-	$-		$32,413
Accounts Payable	630,178	33,934	-		664,112
Billings in Excess of Costs and Estimated Earnings	295,013	17,288	-		312,301
Accrued Expenses	97,111	8,412	-		105,523
Total Current Liabilities	1,054,715	59,634	-		1,114,349

Long-term Debt, less current maturities	605,969	-	21,750	(c)	627,719
Deferred Income Taxes	83,598	-	-		83,598
Other Long-term Liabilities	48,040	-	20,800	(g)	68,840

Contingencies and Commitments

Stockholders’ Equity:
Common Stock	47,286	2,233	(2,233)	(d)	47,286
Additional Paid-in Capital	992,546	424	(424)	(d)	992,546
Retained Earnings	343,154	37,708	(37,708)	(d)	343,154
Accumulated Other Comprehensive loss	(35,951)	-	-		(35,951)
Total Stockholders’ Equity	1,347,035	40,365	(40,365)		1,347,035

	$3,139,357	$99,999	$2,185		$3,241,541

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2011 (In Thousands, Except Per Share Data)

	Tutor Perini Corporation (historical)	Lunda (historical)	Pro Forma Adjustments	Note 2	Pro Forma Combined

Revenues	$1,435,147	$155,154	$8,403	(p)	$1,598,704
Cost of Operations	1,285,474	129,111	650	(h)	1,422,500
			312	(q)
			6,953	(p)

Gross Profit	149,673	26,043	488		176,204

General and Administrative Expenses	94,125	4,207	(219)	(i)	98,340
			227	(p)

INCOME FROM CONSTRUCTION OPERATIONS	55,548	21,836	480		77,864

Equity in Income from Joint Ventures		1,223	(1,223)	(p)	-
Other Income (Expense), net	785	14,255	(17,952)	(n)	1,700
			(1,055)	(o)
			5,667	(m)
Interest Expense	(14,407)	-	(548)	(j)	(14,955)

Income before Income Taxes	41,926	37,314	(14,631)		64,609

(Provision) Credit for Income Taxes	(15,303)	-	5,589	(k)	(23,968)
			(14,254)	(l)

NET INCOME (LOSS)	$26,623	$37,314	$(23,296)		$40,641

BASIC EARNINGS PER COMMON SHARE	$0.56				$0.86
DILUTED EARNINGS PER COMMON SHARE	$0.56				$0.85

Weighted Average Common Shares Outstanding:
BASIC	47,142				47,142
DILUTED	47,911				47,911

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2010 (In Thousands, Except Per Share Data)

	Tutor Perini Corporation (historical)	Lunda (historical)	Pro Forma Adjustments	Note 2	Pro Forma Combined

Revenues	$3,199,210	$356,405	$12,980	(p)	$3,568,595
Cost of Operations	2,861,362	273,694	1,300	(h)	3,146,948
			624	(q)
			9,968	(p)

Gross Profit	337,848	82,711	1,088		421,647

General and Administrative Expenses	165,536	8,545	311	(p)	174,392

INCOME FROM CONSTRUCTION OPERATIONS	172,312	74,166	777		247,255

Equity in Income from Joint Ventures		2,701	(2,701)	(p)	-
Other Income (Expense), net	(2,280)	6,354	(2,133)	(o)	1,941
Interest Expense	(10,564)	-	(6,548)	(j)	(17,112)

Income before Income Taxes	159,468	83,221	(10,605)		232,084

(Provision) Credit for Income Taxes	(55,968)	-	4,051	(k)	(83,707)
			(31,790)	(l)

NET INCOME (LOSS)	$103,500	$83,221	$(38,344)		$148,377

BASIC EARNINGS PER COMMON SHARE	$2.15				$3.08
DILUTED EARNINGS PER COMMON SHARE	$2.13				$3.05

Weighted Average Common Shares Outstanding:
BASIC	48,111				48,111
DILUTED	48,649				48,649

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

On July 1, 2011, the Company completed the acquisition of Lunda pursuant to the terms of a Stock Purchase Agreement, dated July 1, 2011, by and among the Company, Lunda, and the shareholders of Lunda (the “Shareholders”).  For purposes of these unaudited pro forma condensed combined financial statements, the Company has assumed the total preliminary purchase consideration in the acquisition to be approximately $192.5 million, consisting of approximately $149.9 million in cash which includes post closing adjustments, $21.7 million in notes payable as described below, and the remainder in estimated earn-out consideration that may become payable based upon Lunda's achievement of certain profitability targets over the next three years. The Company financed the transaction with the balance of proceeds available from the offering of $300 million senior unsecured notes which were issued in October 2010, as well as available cash.

In connection with the acquisition, the Company issued to the Shareholders promissory notes in an aggregate amount of approximately $21.7 million (the “Seller Notes”).  Interest under the Seller Notes accrues at the rate of 5% per annum with all accrued but unpaid interest payable yearly on July 1.  The Seller Notes mature on the fifth anniversary of the closing of the acquisition.

The preliminary unaudited pro forma condensed combined financial statements have been prepared assuming that the acquisition is accounted for using the acquisition method of accounting with the Company as the acquiring entity. Accordingly, under acquisition accounting, the assets, liabilities and commitments of Lunda are adjusted to their fair values. The preliminary unaudited pro forma condensed combined financial statements do not reflect the impact of possible revenue enhancements, cost and expense efficiencies, synergies or asset dispositions. The preliminary unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring charges that have yet to be determined or charges or credits that are not expected to have a continuing impact after twelve months succeeding the acquisition.

The preliminary unaudited pro forma adjustments represent each management’s estimates based on information available as of the time this Form 8-K/A was prepared and are subject to revision as additional information becomes available and as additional analyses are performed.

The final allocation of the purchase price will be determined after completion of a thorough analysis to determine the fair values of Lunda’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of Lunda’s assets, liabilities, and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will impact the combined income statement due to adjustments in amortization or accretion related to the adjusted assets or liabilities.

The total preliminary estimated purchase price consideration is as follows:

Amount
(In thousands)
Cash consideration	$149,935
Seller Notes	21,750
Fair value of contingent consideration	20,800
Total purchase price consideration	$192,485

The following table summarizes the aggregate preliminary estimates of the fair values of identifiable assets acquired and liabilities assumed in the acquisition and the resulting goodwill as of the acquisition date.

		Weighted Average
(in thousands)	Amount	Useful Life
Identifiable assets acquired and liabilities assumed:
Cash and Cash Equivalents	$13,432
Accounts Receivable	47,473
Other Assets	16,662
Property and Equipment	30,736
Identifiable Intangible Assets:
Contract backlog	3,900	3 years
Trade name	22,700
Goodwill	117,216
Total assets acquired	252,119

Current liabilities	59,634
Other Long-term Liabilities	-
Total purchase price	$192,485

A preliminary estimate of $108.3 million has been allocated to net tangible assets acquired, $3.9 million has been allocated to amortizable intangible assets acquired, and $22.7 million has been allocated to non-amortizable intangible assets. The amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of income.

Identifiable intangible assets. Of the total estimated purchase price, $26.6 million has been allocated to trade name and contract backlog acquired. This adjustment is preliminary and based on management’s estimate. The amount that will ultimately be allocated to identifiable intangible assets may differ materially from this preliminary allocation. Contract backlog acquired is amortized using the straight-line method over an estimated useful life of 3 years. The Lunda trade name is the only non-amortizable intangible asset anticipated to be acquired by the Company pursuant to the acquisition. The Lunda trade name was determined to have an indefinite life on the basis that Lunda intends to continue to operate under its existing name with no existing or contemplated plan to initiate any material changes to their licensed business operations.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets.

The preliminary estimated amount of goodwill resulting from the acquisition of $117.2 million generally represents the value of Lunda’s geographic market presence, accumulated experience as a general contractor, relationships with suppliers and subcontractors, management team and assembled workforce and the ability of these elements to contribute to the generation of significant future cash flows. The Company believes that the acquisition will provide substantial strategic and financial benefits to the Company beyond what another potential market participant could realize, including the following:

•	increased scale and greater diversification of our business;

•	entry into additional high growth and high-margin markets and projects;

•	additional management depth and enhanced management capabilities;

•	enhanced civil business operations, due to the complementary and synergistic strengths of the two companies in civil market segments;

•	greater opportunities to win new, substantial contracts to drive accelerated growth;

•	ability to use the strength of the Company’s balance sheet to win additional large civil and public works projects that required surety capacity in excess of what Lunda was able to obtain; and

•	opportunities to realize significant synergies.

The goodwill recorded will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event the combined management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

2. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Pro Forma Adjustments to Condensed Combined Balance Sheet

(a) To record the cash paid for the acquisition.

(b) To record the estimated preliminary allocation of the purchase price to the assets acquired and the liabilities assumed in the acquisition.

(c) To record the $21.7 million in Seller Notes that were entered into at acquisition as discussed above.

(d) To record the elimination of Lunda’s equity at acquisition.

(e) To record Accounts Receivables for balances under the proportionate consolidation method whereby the Company’s proportionate share of each joint venture’s assets, liabilities, revenues and cost of operations are reported in the appropriate line items in the condensed combined financial statements.  The balances were previously accounted for under the equity method of accounting in Lunda’s historical financial statements.

(f) To adjust Lunda’s Property and Equipment to fair value based upon a preliminary valuation study performed by management using available information from equipment dealers, financing institutions, physical inspection and a desktop valuation. The step-up to fair value in Property and Equipment primarily reflects the overall good condition of the Lunda equipment fleet and constant maintenance of aging equipment.

(g) To record the estimated earn-out consideration that may become payable based upon Lunda's achievement of certain profitability targets over the next three years.

Pro Forma Adjustments to Condensed Combined Statements of Income

(h) To record the amortization of the purchased intangible assets resulting from the acquisition. The purchased intangible assets consist of the estimated fair value of the trade name and contract backlog acquired. (See Note 1)

(i) To record the reversal of nonrecurring acquisition-related expenses included in the Company’s historical G&A expense.

(j) To record interest expense on the financing arrangements used to finance a portion of the purchase price.

(k) To record the tax effect of an assumed statutory tax rate of 38.2% on the pro forma adjustments made.

(l) To record the tax effect of an assumed statutory income tax rate of 38.2% on the historical pretax income of Lunda.

(m) To record the reversal of nonrecurring acquisition-related expenses included in Lunda’s historical Other Income (Expense).

(n) To record the reversal of net gains on investment sales included in Lunda’s historical Other Income (Expense).  The investment sales were directly attributable to the acquisition transaction.

(o) To record the reversal of interest income earned on the investments that were sold as discussed in footnote (n) above.

(p) To record balances under the proportionate consolidation method whereby the Company’s proportionate share of each joint venture’s assets, liabilities, revenues and cost of operations are included in the appropriate line items in the condensed combined financial statements.  The balances were previously accounted for under the equity method of accounting in Lunda’s historical financial statements.

(q) To record the estimated incremental depreciation expense resulting from the step-up to fair value of the fixed assets acquired.